Exhibit 99.1

Questions for the Record for Sharon Thomas Parrott

Senate Committee on Health, Education, Labor and Pensions
June 24, 2010 hearing
“Emerging Risk?:  An Overview of the Federal Investment
in For-Profit Education”

Questions from Chairman Tom Harkin:

During the course of your testimony you volunteered that the Department of Education tracks student retention from one September to the next, i.e. that schools must report the number of the students enrolled in one September, and the following September must report how many of those remain enrolled, have graduated or completed a program, and how many have dropped out.  You suggested that this data set accurately captures the number of students who withdraw from for profit colleges like DeVry and would be able to explain what is happening to the students indicated in green on the chart below:

Source: School 1, School 4, School 5, School 6 FY2009 annual filings with the Securities Exchange Commission. Departed students are calculated by adding beginning enrollment to new students and subtracting ending enrollment.

1.	Isn’t it correct that, contrary to your testimony, all students who have attended another post-secondary institution are excluded from this data set?

The Integrated Postsecondary Education Data System (IPEDS) retention rate is the percentage of first-time, bachelor-seeking students in the previous fall semester who are enrolled in the current fall semester.

The IPEDS retention rate does indeed exclude those who have attended another postsecondary institution as well as those seeking a degree other than a bachelor’s.

For further discussion of IPEDS retention rates, please see my response to Question 5.

My testimony was in reference to the undergraduate withdrawal rate furnished to compliance auditors as part of the annual Title IV audit required by the Department of Education for DeVry University and Chamberlain College of Nursing.  The rate is calculated as the percentage of students enrolled at the start of the fall semester that had not graduated and were not enrolled the end of the following spring semester.  It encompasses all undergraduate students, not just those who were first-time-to-college.

For Apollo College and Western Career College, the rate is calculated as the percentage of those enrolled between July 1st and June 30th who withdrew for the remainder of the year.

The withdrawal rates provided as part of the Fiscal Year (FY) 2009 Title IV audit are as follows:

                ●   Apollo College:  12-17% (across locations)
                ●   Chamberlain College of Nursing:  14%
                ●   DeVry University:  21%
                ●   Western Career College: 19.9%

Although it is not reported as such, the inverse of the withdrawal rate can be thought of as a retention measure.  That is, fall through spring retention rates for DeVry University and Chamberlain College of Nursing were 79% and 86%, respectively.  For Apollo College and Western Career College the retention rates were 83-88% (across locations) and 79%, respectively.

2.	Isn’t it also true that any student who enrolls in a school outside the September window is not captured by this data set unless they remain at the school until the following September?

No.  Please see my response to Question 1.  I referenced the Title IV audit withdrawal rate, which is a fall through spring measure.  You may have been referring to the IPEDS retention rate, which is a fall-to-fall measure and is discussed in my response to Question 5.

3.	Is it correct to say that large numbers of students attending schools owned and operated by DeVry enroll throughout the year, not just in the Fall?

Yes.  Unlike typical traditional institutions that admit students once a year in the fall, DeVry University and Chamberlain College of Nursing accept new students in summer, fall and spring semesters throughout the year.  Apollo College and Western Career College accept students on a rolling calendar throughout the year as well.

An increasing number of all college students are “non-traditional,” including older, working adult students.  Multiple start dates, along with evening/weekend programs and online courses are some of the ways we try to serve this growing need.

QFR, DeVry Inc. - Sharon Thomas Parrott
Submitted 7/15/10

4.	For the year beginning September 1, 2008 and ending September 1, 2009 could you please provide the following information:

Although the September to September academic year in your question is a typical period for traditional institutions, it is not reflective of our academic calendar.  DeVry’s institutions operate on an academic calendar beginning July 1st and ending June 30th.

a.	The total number of students enrolled in the 6 schools operated by DeVry on September 1, 2008.

Four of DeVry’s schools have undergraduate enrollment and provide the proper context for the retention rates in the 2008-2009 IPEDs Fall Enrollment Survey.

Ross University and DeVry University’s Keller Graduate School of Management are not included because neither admits students at the undergraduate level.

Below are the fall 2008 undergraduate enrollments as reported in the 2008-09 IPEDS Fall Enrollment Survey.

•	Apollo College: 6,884
•	Chamberlain College of Nursing: 3,203
•	DeVry University (U.S.): 48,166
•	Western Career College: 6,001

For Chamberlain College of Nursing and DeVry University, the fall 2008 semester began on October 27, 2008.  The official census date was November 24, 2008.  For Apollo College and Western Career College, the official fall reporting period began August 01, 2008 and ended October 31, 2008.

b.	The number of those enrolled who were not first-time students?

Although the September to September academic year in your question is a typical period for traditional institutions, it is not reflective of our academic calendar.  DeVry’s institutions operate on an academic calendar beginning July 1st and ending June 30th.

Of those undergraduate students counted in 4(a), the number who were not first-time degree/certificate-seeking is provided below, as reported in the 2008-09 IPEDS Fall Enrollment Survey.

•	Apollo College: 5,038
•	Chamberlain College of Nursing: 3,158
•	DeVry University (U.S.): 39,560
•	Western Career College: 4,485

QFR, DeVry Inc. - Sharon Thomas Parrott
Submitted 7/15/10

c.	The number of students who enrolled between October 1, 2008 and August 1, 2009?

Although the September to September academic year in your question is a typical period for traditional institutions, it is not reflective of our academic calendar.  DeVry’s institutions operate on an academic calendar beginning July 1st and ending June 30th.

Below are the 2008-09 undergraduate headcounts for each institution, as reported in the 2009-10 IPEDS 12-month Enrollment Survey.

•	Apollo College: 12,818
•	Chamberlain College of Nursing: 5,701
•	DeVry University: 85,931
•	Western Career College: 9,601

d.	The number of students who enrolled between October 1, 2008 and August 1, 2009 but were no longer enrolled in September 2009?

Of those undergraduate students counted in 4(c), the number who had not graduated and were not enrolled in summer 2009 is provided below for DeVry University and Chamberlain College of Nursing.  Because the requested data is not publicly available and has not been compiled in this manner before, our team is still conducting the analysis for Apollo College and Western Career College.  We would like to provide the most accurate information possible, so with your permission we will follow up with the data for these two schools with our submission next week.

•	Apollo College: data forthcoming
•	Chamberlain College of Nursing: 1,436
•	DeVry University (U.S.): 33,745
•	Western Career College: data forthcoming

5.
With regard to the DeVry College of New York, the school reported that for the September 2007 to September 2008 period the retention rate for that particular campus was 30% for full-time students and 14% for part-time students.  Do you believe that these numbers are consistent with the retention rates of schools described in the chart above?  Why or why not?  Do you believe the numbers for DeVry New York accurately reflect the retention rate of DeVry overall, and if not why not?

In New York, DeVry University operates as DeVry College of New York.  The full-time retention rate for this location was 30% for full-time students and 14% for part-time students, as reported in the 2008-09 IPEDS Fall Enrollment Survey.  In other words, 30% of first-time, bachelor-seeking students attending full-time at DeVry College of New York in fall 2007 were enrolled in fall 2008 (14% for those attending first-time, part-time in fall 2007).

QFR, DeVry Inc. - Sharon Thomas Parrott
Submitted 7/15/10

To provide context, the first-time bachelor-seeking cohort for the IPEDS retention rate covered only 54% of all new undergraduate students enrolled at DeVry College of New York in fall 2007.

But setting aside the limitations of the IPEDS measure, the retention rate for DeVry College of New York is not representative of DeVry University as a whole.  Nationwide the first-time, full-time, bachelor-seeking student retention rate was 44% and the first-time, part-time bachelor-seeking student retention rate was 31%.  Other examples include DeVry University-Ohio with a 50% first-time full-time bachelor-seeking student retention rate and a 31% first-time, part-time, bachelor-seeking student retention rate and DeVry University-California with a 53% first-time, full-time bachelor-seeking student retention rate and a 30% first-time, part-time bachelor-seeking student retention rate.

The first-time bachelor-seeking context applicable to DeVry College of New York is also applicable to DeVry University-California and DeVry University-Ohio.  The first-time bachelor-seeking retention rate cohort covered only 47% of new undergraduates in fall 2007 at DeVry University-California and only 41% at DeVry University-Ohio.  For DeVry University nationwide the first-time bachelor-seeking retention rate cohort accounted for only 38% of new undergraduates in fall 2007.

Additionally, I believe that in measuring colleges and universities, it is important to compare like institutions based on student profile and risk factors.

I am unable to speak to the retention rates in the provided chart because the institutions are not identified and do not appear to include any DeVry schools.  Additionally, it is difficult for me to decipher a retention rate from the chart without knowing factors such as the length of the programs at the schools.  If, for example, those schools have programs of less than one year, then the “departed students” may be graduates, rather than drop-outs.  In any case, I would be very happy to meet with you or your staff to provide more information and analysis – it may be easier to clarify these questions in a meeting.

6.	In your testimony you stated that DeVry spends 14% of revenues on advertising. Could you please also state, in similar percentage terms, how much DeVry spends on the following:

a.	Direct recruiting (salary and costs of admissions representatives and managers);
b.	Marketing and Outreach Total including breakdown of:
	i.	Advertising (television, radio, print, billboard and internet)
	ii.	Telemarketing
	iii.	Direct mail
	iv.	Other promotional efforts

As stated in our Form 10-K filing (Attachment 1), DeVry Inc. advertising expense for the fiscal year ended June 30, 2009 was $179.4 million as compared to $669.7 million spent on educational services.  Advertising expense represented 12.3% of total revenues of $1,461.5 million versus 45.8% for educational services.  Advertising expense represents about 14.6% and educational services represent about 54.6% of total operating costs and expenses of $1,226.6 million.

QFR, DeVry Inc. - Sharon Thomas Parrott
Submitted 7/15/10

DeVry spent about $670 million on educational services, approximately 370% of the amount spent on advertising.

As a publically held organization DeVry discloses the financial information noted above in regular filing with the Securities and Exchange Commission (SEC).   DeVry does not publicly disclose more specific details concerning operating costs for competitive reasons.  If the Committee requires additional details, we would be happy to discuss how to provide them to you and your staff.

7.
In your testimony you stated that the 54 percent of revenues that DeVry spends on education services is slightly higher than the amount spent by not-for profit or public schools.  Please explain your methodology for this assertion and provide concrete examples to support it?

DeVry’s educational services are 54.6% of total costs.  Please allow me to clarify one point of potential confusion.  At the hearing you mentioned that DeVry’s educational services accounted for 54 % of costs rather than revenues, while in this question you mentioned it as a percent of revenues.  The available comparisons are in terms of percent of costs, and I will proceed on that basis.

The benchmark for the comparison was from table 362 from the Department of Education’s 2009 Digest of Education Statistics (Attachment 2). The report on expenditures of public institutions shows the following percentage distribution on instructional costs:

Table One
Calculation of Total Instructional Costs (as a % of Total Costs)
Selected data from table 362

	Total Instructional Cost	Academic Support	Student Services	Institutional Support	Total
2003-04	27.68%	6.64%	4.60%	8.22%	47.13%
2004-05	27.65%	6.61%	4.65%	8.09%	47.00%
2005-06	27.80%	6.75%	4.69%	8.18%	47.43%
2006-07	28.13%	6.83%	4.76%	8.36%	48.08%

Table 364 and 366 (Attachments 3 and 4) of the same digest provides information for private not-for profit/independent colleges and private for-profit/private sectors schools respectively.  Weighting for enrollment, the expenditure allocation for education services for all publics and not-for-profits averages less than 52%.

QFR, DeVry Inc. - Sharon Thomas Parrott
Submitted 7/15/10

8.
Information reported to the U.S. Department of Education is that the University of Northern Iowa, with 2008 enrollment of 12,098, spent 37.5% of its core expenses on instruction and 11.4% percent on academic support.  DeVry University -- Illinois with enrollment of 19,417 reported 18.3 percent spending on instruction and 82.7% on academic support.  Do you believe that DeVry typically spends more on instruction than public universities such as the University of Northern Iowa or comparable schools?

DeVry University’s instructional expenditures are typically similar to comparable four- year public institutions.  DeVry University-Illinois is not representative of DeVry University overall.  The other 25 DeVry University locations had higher percentages more in line with like-type public institutions in the states in which we operate.  The average was 30%.  One reason DeVry University-Illinois appears to be lower is that online students and online expenses nationwide are reported at that IPEDS location.

DeVry University’s instructional expenditures as a percentage of core expenditures are similar to comparable four-year public institutions.  Table Two provides examples for seven of DeVry University’s IPEDS locations.

Table Two

Institution	Instruction as a percentage of core expenses, 2007-08
DeVry College of New York	29%
Stony Brook University	34%
DeVry University-California	30%
California State University-Fresno	35%
DeVry University-Florida	28%
Florida Agricultural and Mechanical University	30%
DeVry University-Georgia	29%
Georgia Institute of Technology-Main Campus	23%
DeVry University-Illinois	18%
Northeastern Illinois University	31%
DeVry University-Pennsylvania	32%
Cheyney University of Pennsylvania	27%
DeVry University-Texas	32%
University of Houston	28%

9.
You stated in your testimony that from the 1970’s to date DeVry has averaged 90% employment of graduates who actively participated in a job search with DeVry in educationally related jobs.  You agreed as well to produce that data as well as the methodology used in calculating those percentages.  In addition to the underlying data and methodology, please answer the following to aid in our understanding of the data:

The graduate employment data provided during my testimony was for the years 1975 through 2008, the last calendar year for which the statistics were audited.  The following terms are used in calculating and disclosing graduate employment statistics for DeVry University:

QFR, DeVry Inc. - Sharon Thomas Parrott
Submitted 7/15/10

Graduates eligible for career assistance: All graduates other than those continuing their education, foreign graduates legally ineligible to work in the United States or Canada, our own employees, national servicemen and women, foreign residents, graduates we are unable to locate and those ineligible for career assistance because of extreme circumstances.  Extreme circumstances include death, suffering from a serious illness or medical condition, maternity/paternity leave, participation in religious mission work, incarceration or community service that prevent a graduate from obtaining employment during this time period.

We offer lifetime employment assistance and thus those graduates who are not included in this count due to current circumstances can take full advantage when/if they are able to resume their employment search.

Graduates who actively pursued employment: Net number of graduates eligible for career assistance who meet the requirements in (b) below.

Education-related employment: Requires the graduate to be using degree-related skills and knowledge they attained while attending DeVry University.

Employment rate:  Percent of graduates who actively pursued and obtained employment and those who were already employed in education-related careers within 180 days or 26 weeks of graduation.

Employment Rate Calculation from 1975 through 2008

Total Graduates:  237,957
Graduates eligible for career assistance:  210,569
Graduates who actively pursued employment:  186,788
Graduates employed in education-related positions:  168,596
Employment Rate:  90.3%

a.           What does it mean that a graduate “actively participated in a job search”?

Graduates who are actively engaged in a job search prior to graduation through 26 weeks following graduation, as well as those graduates who are already employed in an education related field at the time of graduation.  Active participation includes resume preparation; willingness to interview; contacting and following–up on employment opportunities and bi-weekly contact with their assigned Career Services Advisor.

b.           How many graduates each year participated in such a search?

The average percent of eligible graduates who pursued employment for the period from 1975 through 2008 was 88.7% (186,788/210,569).

QFR, DeVry Inc. - Sharon Thomas Parrott
Submitted 7/15/10

c.           What are the categories of programs from which they graduated?

DeVry University offers undergraduate programs in business, technology and health care administration.  For 2009 graduates earned degrees in the following programs:

Associate Degree Programs	Bachelor Degree Programs
Accounting	Biomedical Engineering Technology
Electroneurodiagnostic Technology	Business Administration
Electronics and Computer Technology	Computer Engineering Technology
Health Information Technology	Computer Information Systems
Network Systems Administration	Electronics Engineering Technology
Web Graphic Design	Game and Simulation Programming
Technical Management
Network and Communications Mgt

d.           For each category please describe all jobs that are considered “educationally related” for purposes of calculating the employment rates?

Please see the term definitions above.  “Educationally related” is determined from position responsibilities as reported by the graduate.  Career Services staff determines whether the position responsibilities are related to the graduate degree program based on their knowledge of the educational outcomes of each program.

Questions from Ranking Member Mike Enzi

1.	How does DeVry help students manage their financial aid needs, and ensure that they understand their loans?

I believe that DeVry schools provide high levels of customer service to our students in order to help them achieve their educational and career goals.

Prospective students are assigned a student finance advisor immediately after completing their enrollment agreements.  Student finance advisors explain financing options; provide technical assistance with completing financial aid and scholarship applications; and provide information about the various loan programs, their terms and repayment responsibilities.  The student finance advisor-student relationship is maintained for the duration of the student’s studies.  The advisor is responsible for helping the student with their financial planning including providing debt counseling to minimize overall debt levels. Advisors also administer our $16 million dollar institutional scholarship programs, helping to target these programs to students with financial need.

At the hearing we were asked for best-practices that could be employed to help meet US educational goals.  We believe that among the best practices being developed and implemented with our student finance advisors is the financial review that is conducted with students before they begin their studies.  During this review process, the advisor determines each student’s financial aid eligibility and projects out the expected costs and method of financing with the student.  The student is able to look at the cost of attending part-time versus full-time as well as determine the long-term ramifications of that decision.  They are able to estimate the amount of debt they may have to take on to complete their studies and make decisions of how much to pay now versus how much they want to pay later (in repayment of student loans).  This process not only gives the prospective student a long-range look toward graduation, it advances their financial literacy level which is helpful in other areas of their life.

QFR, DeVry Inc. - Sharon Thomas Parrott
Submitted 7/15/10

2.	What does DeVry do to hold itself accountable?

DeVry is guided by its values, which include maintaining a high standard of performance and integrity in all areas of operation.  These values are articulated in DeVry’s Code of Business Conduct and Ethics and detail key policies and procedures that help our employees to legally and ethically perform the tasks associated with their employment.

Like other higher education institutions – whether public or private – DeVry is governed by a wide variety of federal and state regulations.  Our colleges and universities are accredited by U.S. Department of Education approved accrediting bodies.

In the United States, DeVry’s institutions are regulated by the U.S. Department of Education and state regulatory bodies.

As a publically held organization, DeVry  discloses financial and a host of qualitative information in regular filings with the Security and Exchange Commission (SEC). This creates a level of public disclosure and transparency not generally found among traditional higher education institutions.

DeVry holds itself accountable through clear internal operating procedures, internal quality controls, regular and standardized professional staff development, independent outside auditors and internal quality assurances.  These compliance measures include dedicated regulatory and compliance personnel, standardized policies and procedures updated at least annually, extensive training and mentoring that is ongoing, peer review and internal and external audits.

We hold ourselves accountable to the academic outcomes that our students achieve.  An example of this is exam results on the nursing licensure examination the NCLEX-RN.  Recent graduates of Chamberlain College of Nursing have a first-time NCLEX-RN pass rate between 90-98% depending on the campus location.

Perhaps the ultimate measure of accountability is success in the career marketplace.  As I detail in Chairman Harkin’s question number nine, 90.3% of eligible graduates active in the job market were employed during the period from 1975 through 2008.

We appreciate this question as we believe that all schools, regardless of sector, must be held accountable for the quality of their academic outcomes.

3.	What does DeVry do to help its students find employment?

Local and national advisory boards and faculty with experience and expertise in their profession help DeVry University to develop an academic curriculum that is relevant to workforce requirements.  We regularly review entire programs of study to ensure that course materials and objectives continue to be rigorous and relevant.  We provide capstone courses in each program to prepare students to enter the workforce through a team-based experience working in a real-world environment on assignments requiring students to apply their knowledge and skills.  The final semesters of study include career development courses that reinforce presentation skills, self-assessment, goal-setting and career planning.

QFR, DeVry Inc. - Sharon Thomas Parrott
Submitted 7/15/10

Our 150 career service professionals develop and maintain relationships with employers (some of these relationships have persisted for decades) to keep abreast of employment needs and opportunities and share this information with staff.  Career fairs are held on campuses throughout the year.  Our career services professionals coordinate on-site interviews for employers.  DeVry also maintains an interactive employer database that contains information on thousands of North American companies.  This database is available to students and alumni and provides real-time access to current job leads, details on career events and other career-related information.

Questions from Senator Chris Dodd

1.
Do you see any potential problem that schools sit on the same accreditation boards that provide the official legitimacy for their schools to operate? Do you see this as a potential conflict of interest?  How can we ensure that this does not become a conflict of interest?

As explained by the Council for Higher Education Accreditation (CHEA) in its booklet, The Value of Accreditation (Attachment 5), “Accreditation in the United States is a means to assure and improve higher education quality, assisting institutions and programs using a set of standards developed by peers…Accreditation assures that a neutral, external party (the accrediting organization) has reviewed the quality of education provided and has found it to be satisfactory, based upon appropriate peer expertise.”  The participation of affiliated school representatives on accreditation boards is an integral part of the peer review method.

In the United States, accreditation operates as a democratic process.  Members of the community volunteer to represent and lead.  Because there is potential for a conflict of interest in any form of democracy, there are safeguards in place to ensure a process of integrity.  It is standard practice among accrediting agencies that persons with potential conflicts of interest recuse themselves from voting on institution-specific decisions related to their own colleges or universities.  At the Accrediting Council for Independent Colleges and Schools, for example, members of the Board of Directors who have a conflict of interest, or even the appearance of a conflict of interest, recuse themselves from voting and physically leave the room during the voting process for such institutions.

The U.S. Department of Education operates with appropriate oversight to prevent conflicts of interest in the accreditation community.  According to The Criteria for Recognition of an Accrediting Agency for postsecondary students (Attachment 6), the basic eligibility requirements mandate: “At least one member of the agency's decision-making body is a representative of the public, and at least one-seventh of that body consists of representatives of the public” (602.14 b-2); and, “The agency has established and implemented guidelines for each member of the decision-making body to avoid conflicts of interest in making decisions” (602.14 b-3).  The Criteria also require, “Clear and effective controls against conflicts of interest, or the appearance of conflicts of interest, by the agency's (i) Board members; (ii) Commissioners; (iii) Evaluation team members; (iv) Consultants; (v) Administrative staff; and (vi) Other agency representatives” (602.15 a-6).  Additionally, it is required that any appeals panel, “is subject to the conflict of interest policy” (602.25 f-1-ii).   These regulations demonstrate a thorough and effective policy throughout the accreditation community.

QFR, DeVry Inc. - Sharon Thomas Parrott
Submitted 7/15/10

To incorporate another safeguard for the integrity of the peer review process, the Council of Regional Accrediting Commissions, with assistance from CHEA, instituted a policy on interregional accreditation.  As explained in the policy manual of the Higher Learning Commission (Attachment 7), “To preserve the values and practices of peer review and regional accreditation, the Commission’s evaluation of affiliated institutions that deliver education at a physical site(s) in another region(s) within the U.S. or its territories will be undertaken with the participation of the host regional accrediting commission(s). This will include the joint (home/host) evaluation of the off-campus sites in a host region against the accreditation standards of that region.”  This policy is evaluated every three years, and ensures procedural respect among the regional, institutional accreditors.

When the Higher Learning Commission of the North Central Association of Colleges and Schools (HLC) conducted its comprehensive review of DeVry University in 2002, the process required an assessment of five campuses outside of its own region.  The following accrediting agencies were invited to participate in the review process: the Middle States Commission on Higher Education, the Northwest Commission on Colleges and Universities, the Southern Association of Colleges and Schools Commission on Colleges, and the Western Association of Schools and Colleges Accrediting Commission for Senior Colleges and Universities.  All four agencies participated in the process with HLC at their affiliate campus locations and submitted their reviews of the campuses with the HLC reviewer team report.

2.
We agree that with the increased need for and importance of distance learning, coupled with President Obama’s goal of 8.2 million additional graduates in 2020, for-profit schools serve a definite need in our education sector.  As someone in the industry, what steps do you suggest we take in order to ensure that federal funding is not being used to raise stocks for bad actors, and instead that these important funds are directed to the good actors in the business?

We appreciate this question as we believe that all schools, regardless of sector, must be held accountable for the quality of their academic outcomes.  The stewardship of student aid funds is applicable to all sectors of higher education.  Government oversight and control is critically important to ensuring the integrity of the government financial aid system.  Because private-sector schools serve a definite need in our education system, it is critical that we do not “throw the baby out with the bath water.”

QFR, DeVry Inc. - Sharon Thomas Parrott
Submitted 7/15/10

We offer the following steps to ensure program integrity.

▪
Recognizing that over time, and with the best of intentions, we have built a complex and often conflicting set of rules and regulations – and that it is time for a regulatory reform package.  We agree with the need for higher education regulation.

Key regulatory reform package elements should be:

•	Measure of program completion rate

•	Measure of graduate employment

•	Measure of cohort default rate, adjusted for socio-demographic factors. Thus schools that serve students of lesser means should not be unfairly punished for doing so.

•	Measure of pass rate on standard exams, where they exist (e.g. nursing)

▪	Robust disclosure regimen (Attachment 8)

We must also be careful to be specific when referring to “bad actors.”  To paraphrase Secretary Duncan, we need to hold bad actors accountable, regardless of sector.  Further, we must have data and not only media anecdotes.  Just last week we learned that one widely reported issue raised to the Secretary of Education was reported by someone paid by Wall Street short-sellers.

I would also like to note that student aid funds are not directed to schools but rather to students themselves.  As you noted at the hearing, just like the GI Bill, the financial aid goes to the student and the student then votes with their feet – they can use their aid at any accredited school.  This model of education funding has contributed to the strength of America’s system of higher education, by promoting competition and accountability.

Questions from Senator Robert P. Casey, Jr.

1.	The President has set the goal of the United States leading the world in college graduates by the year 2020. In your opinion, what is the role of for-profit colleges in trying to achieve this goal?

Private-sector colleges and universities play a critical role in reaching President Obama’s 2020 education goals.  An analysis by the National Center on Higher Education Management Systems (see page 4 of Attachment 9) estimates that the United States will need to produce an additional 8.2 million postsecondary degrees to meet these goals.  With cuts in state higher education budgets forcing caps in enrollment and program cuts, it is impossible to imagine meeting the President’s goals without the capacity being built by private-sector schools.

Public and independent schools have been shrinking enrollment for quite some time, even before the current budget issues forced state governments to cut higher education funding.  Public-sector and independent colleges, for the last 10 years for which the data are available (1997-2007), have actually shrunk enrollments of bachelor’s degree seeking students age 25+ by 50,000 students while the private sector has grown by 400,000 students (Attachment 10).  And with public schools like the California State University System projecting enrollment cuts of 40,000 students, the nation is clearly facing even greater capacity challenges (Attachment 11).

QFR, DeVry Inc. - Sharon Thomas Parrott
Submitted 7/15/10

From a capacity building perspective, the private sector is key in reaching the President’s 2020 goals.  The private sector is also critical as the growth we need in college attainment will come largely from “non-traditional” students.  This includes working moms, first-in-family college-goers, recent immigrants and career changers.  They represent 73% of current college and university attendees and are the new majority in higher education (Attachment 12).

Private-sector schools have proven to be especially nimble and innovative in meeting the needs of non-traditional students.  Online learning was first developed and implemented by private-sector schools and is key to reaching this critical demographic.  Public-sector and independent schools have gradually taken it up as well.  Other innovative approaches have also been critical: flexible schedules, increased academic and career services support, year-round classes so that students can earn their Bachelor’s degree in three years or their Associate’s degree in 18 months, and closely following employment trends to develop courses that are quickly adaptable to the workforce.  Innovations such as these, often led by private-sector colleges, are necessary to serve these “non-traditional” students.

But the private sector cannot make up all the additional degrees required to regain our leadership in college attainment.  All sectors of higher education are needed and must work together.  We need to share and embrace new technological approaches, adopt simple, long-overdue administrative changes like making transfers of credit hours between institutions easier, and relentlessly focus on the student and their desired career and learning outcomes.  The United States has a system of higher education that is the envy of the world, due to its diversity of student choice among public-sector, private-sector, and independent colleges and universities.

2.	What are for-profit schools currently required to report to the Department of Education around graduation rates and placement rates? How are placement rates tracked?

Graduation rates are reported to the Department of Education only for first-time, full-time students.  These are done annually through the Integrated Postsecondary Education Data System (IPEDS).  “Placement” or graduate employment rates are not reported to the Department.  There is no placement rate calculation methodology defined for regionally-accredited colleges and universities.  The Accrediting Council for Independent Colleges and Schools (ACICS), a national accreditor, which accredits Apollo College (as of June 30, 2010 renamed Carrington College) define a methodology for calculating placements and requires all schools to annually report placement data.

Placement data reported to ACICS includes:
▪	Number of graduates
▪	Number placed in field of study
▪	Number placed in related field of study
▪	Number placed out of field of study
▪
Number of graduates not available for placement due to pregnancy, death, other health-related situations, continuing education, military service or because they are not eligible for placement in the United States

▪	Number of graduates not working

QFR, DeVry Inc. - Sharon Thomas Parrott
Submitted 7/15/10

Many private-sector colleges and universities publicly report graduate employment data.  To provide the information students need to be fully-informed consumers, we should hold all institutions, regardless of sector, to the same standards of accountability.

3.	What, if any, statutory or regulatory changes should be made to strengthen the rules governing for-profit colleges? Are the penalties strong enough to hold these institutions accountable?

We appreciate this question as we believe that all schools, regardless of sector, must be held accountable for the quality of their academic outcomes.  The stewardship of student aid funds is also applicable to all sectors of higher education.  Government oversight and control is critically important to ensuring the integrity of the government financial aid system.  Because private-sector schools serve a definite need in our education system, it is critical that we do not “throw the baby out with the bath water”  or potentially proliferate the problem by limiting oversight to one sector over another.

We offer the following steps to ensure program integrity.

▪
Recognizing that over time, and with the best of intentions, we have built a complex and often conflicting set of rules and regulations – and that it is time for a regulatory reform package.  We agree with the need for regulation of higher education.

Key regulatory reform package elements should be:

•	Measure of program completion rate

•	Measure of graduate employment

•	Measure of cohort default rate, adjusted for socio-demographic factors. Thus schools that serve students of lesser means should not be unfairly punished for doing so.

•	Measure of pass rate on standard exams, where they exist (e.g. nursing)

▪	Robust disclosure regimen (Attachment 8)

We must also be careful to be specific when referring to “bad actors.”  To paraphrase Secretary Duncan, we need to hold bad actors accountable, regardless of sector.  Further, we must have data and not only media anecdotes.  Just last week we learned that one widely reported issue raised to the Secretary of Education was reported by someone paid by Wall Street short-sellers.

I would also like to note that student aid funds are not directed to schools but rather to students themselves.  As you noted at the hearing, just like the GI Bill, the financial aid goes to the student and the student then votes with their feet – they can use their aid at any accredited school.  This model of education funding has contributed to the strength of America’s system of higher education, by promoting competition and accountability.

QFR, DeVry Inc. - Sharon Thomas Parrott
Submitted 7/15/10

With the proper training, evaluation and enforcement, the Department of Education has very strong powers to hold institutions accountable.  Please see Attachment 8 for further information.  DeVry has been actively engaged throughout this year with both the Secretary of Education’s Office and the Congress in an attempt to define problems and develop solutions targeted to these problems.  We look forward to continuing to help analyze and test potential solutions to identified problems.

Currently, there is a broad array of penalties available to the Secretary for assessing in the event of noncompliance with federal regulations.   These include limitation, suspension or termination of an institution’s Title IV eligibility.  Limitations can also include requiring the posting of letters of credit or payment of fines.

Questions from Senator Kay Hagan

1.
Over the last several years Congress has had to make some very difficult choices regarding the spending of federal dollars, one of which was to devote a greater amount of federal resources to the Pell Grant program over other priorities with just as much need.

As you well know, federal Title IV loan and grant dollars now comprise close to 90 percent of total revenues at many for-profit institutions.  In fact, Mr. Eisman’s research states that the amount of federal dollars flowing to the for-profit industry is over $21 billion.

In a time in which budgets are very tight I strongly believe that it is critical for Congress to take a look at each and every dollar that we spend.

The bulk of your revenue comes from federal loans and grants but there is no assurance that you are providing the type of high quality education leading to a lucrative job that these students deserve and are paying for. This must change. Does DeVry, or the industry in general, have any accountability mechanisms in place that can demonstrate to us that you are making the most effective use of the federal dollars from student financial aid that you currently receive? If not, what steps are you willing to take to make that change?

DeVry is guided by its values, which include maintaining a high standard of performance and integrity in all areas of operation.  These values are articulated in DeVry’s Code of Business Conduct and Ethics and detail key policies and procedures that help our employees to legally and ethically perform the tasks associated with their employment.

Like other higher education institutions – whether public or private – DeVry is governed by a wide variety of federal and state regulations.  Our colleges and universities are accredited by U.S. Department of Education approved accrediting bodies.

In the United States, DeVry’s institutions are regulated by the U.S. Department of Education and state regulatory bodies.

QFR, DeVry Inc. - Sharon Thomas Parrott
Submitted 7/15/10

As a publically held organization, DeVry discloses financial and a host of qualitative information for regular filings with the Securities and Exchange Commission (SEC). This creates a level of public disclosure and transparency not generally found among traditional higher education institutions.

DeVry holds itself accountable through clear internal operating procedures, internal quality controls, regular and standardized professional staff development, independent outside auditors and internal quality assurances.  These compliance measures include dedicated regulatory and compliance personnel, standardized policies and procedures updated at least annually, extensive training and mentoring that is ongoing, peer review and internal and external audits.

We hold ourselves accountable to the academic outcomes our students achieve.  An example of this is exam results on the nursing licensure examination, the NCLEX-RN.  Recent graduates of Chamberlain College of Nursing have a first-time NCLEX-RN pass rate between 90-98% depending on the campus location.

The ultimate accountability measurement for career-oriented education is whether our graduates, either entering or re-entering the workforce or maintaining their job continue to be employed and whether that employer continues to hire our graduates for futures positions.  We have been measuring this for more than 35 years.  Aside from employment rate, DeVry is measured much like every other institution.  We report graduation, retention and withdrawal rates to the Department of Education, as well as cost and demographic information.  The Department calculates cohort default and financial aid participation rates and makes all this information available to consumers on its College Navigator website as well as to financial aid applicants at the time of application.  While this may be useful information, its disaggregation from the enrollment process limits its effectiveness.

Subsequent to the conclusion of the recent negotiated rulemaking, we proposed (with two other schools) a robust disclosure process as an alternative to the Gainful Employment proposal discussed in the rulemaking sessions.  This disclosure would provide specific program-level cost, indebtedness and repayment information that we think should be readily available for every student.  This disclosure would help assure students are making informed decisions and using taxpayer assistance to best meet their educational objectives.

Since Mr. Eisman’s testimony is cited, I would also like to note that Mr. Eisman is a Wall Street short-seller who has bet millions on seeing shares of publicly-held colleges decline.  He is not merely predicting what will happen, he and other short-sellers have conducted a carefully orchestrated campaign to make it happen.  Just last week we learned that one widely reported issue that was raised with the Secretary of Education was reported to him by someone paid by Wall Street short-sellers.

2.
I read and I hear stories of students like Yasmine Issa -- our witness here today -- a motivated and working hard student simply ready and willing to work hard to accomplish her goals.  But for many students, their goals have slowly diminished as the clock ticks and they are unable to find a job.

QFR, DeVry Inc. - Sharon Thomas Parrott
Submitted 7/15/10

I also understand that there are many stories of students who have attended a for-profit institution and have gone on to successful careers and are able to manage their student loan debt.

When you hear stories like Ms. Issa’s, how do you defend the institution you work on behalf of and its counterparts?

As you know, Ms. Issa did not attend one of our schools.  Our students attend DeVry’s schools to earn a degree or certificate that allows them to begin or advance in their careers and we work every day to ensure they leave our programs with the tools they need to succeed.

We hold ourselves accountable to the academic outcomes our students achieve.  An example of this is exam results on the nursing licensure examination, the NCLEX-RN.  Recent graduates of Chamberlain College of Nursing have a first-time NCLEX-RN pass rate of between 90-98% depending on the campus location.

As I detail in Chairman Harkin’s question number nine, 90.3% of eligible graduates active in the job market were employed during the period from 1975 through 2008.

The ultimate accountability measurement for career-oriented education is whether our graduates, either entering or re-entering the workforce or maintaining their job continue to be employed and whether that employer continues to hire our graduates for futures positions.  We have been measuring this for more than 35 years.  Aside from employment rate, DeVry is measured much like every other institution.  We report graduation, retention and withdrawal rates to the Department of Education, as well as cost and demographic information.  The Department calculates cohort default and financial aid participation rates and makes all this information available to consumers on its College Navigator website as well as to financial aid applicants at the time of application.  While this may be useful information, its disaggregation from the enrollment process limits its effectiveness.

Subsequent to the conclusion of the recent negotiated rulemaking, we proposed (with two other schools) a robust disclosure process as an alternative to the Gainful Employment proposal discussed in the rulemaking sessions.  This disclosure would provide specific program-level cost, indebtedness and repayment information that we think should be readily available for every student.  This disclosure would help assure students are making informed decisions and using taxpayer assistance to best meet their educational objectives.

As you point out, there are many successful graduates.  The Arizona Republic ran a story last year on Bonnie Brown, a local DeVry student.  She is a stay-at-home mother of three who wanted to get a degree in biomedical engineering technology and get back into the workforce.  She graduated in 2009 in only three years, taking classes year round and now has a job at Phoenix Children’s Hospital.

Ms. Brown received a quality education, in a field with growing capacity needs, on a schedule that fit her busy life.  In the not so distant past, students like Ms. Brown might not have had the chance to go back and get a degree.  But today, because of changes in technology, in how we offer classes to students, and our flexible, competitive higher education system, she can.

QFR, DeVry Inc. - Sharon Thomas Parrott
Submitted 7/15/10

Senator Hagan also offers these questions to any of the witnesses who would like to answer:

1.	At the end of FY2010, there are estimated to be over $700 billion in outstanding, federally-backed student loans. Taxpayers are backing almost all of those loans.

I realize that this question can apply equally to non-profit institutions as well, but since we’re talking about the for-profit industry today, could any of the witnesses tell me what specific, quantitative measurements we have across the industry to tell us what the taxpayers are getting for all that money?  What sort of industry-wide performance measures are available to help us better understand the performance of institutions that survive on the largess of the taxpayer?

The National Center for Education Statistics (NCES) collects a wide variety of student performance and cost information from schools each year.  They provide one-year snapshots of performance as well as longitudinal studies.  For instance, from the 1996 Beginning Postsecondary Students Longitudinal Study (Attachment 13), 55.6% of all students starting at a for-profit, two-year school received a degree or certificate by 2001 (the last year data was collected for this study) versus 36.7% for students starting at public, two-year schools.  Additionally, 52.8% of students starting at for-profit, four-year schools had received a degree by 2001 versus 60.5% at public schools.

We recognize that taxpayers make a significant investment in higher education. According the National Center for Education Statistics (NCES) 2008-2009 data (Table 3), federal, state, county and/or municipal governments contributed the following average tax subsidy to public-sector institutions per full-time student equivalent:

Public institutions: $13,920
Independent institutions: $7,546
Private sector institutions: $1,001

For-profit or private-sector institutions provide higher education that is worthwhile and far more cost efficient investment of taxpayer subsidies.   Institutions like ours also help offset taxpayer subsidies to public institutions by returning to the government  a significant portion of our earnings as federal, state, county and/or municipal taxes.  As an example, DeVry will pay over $100M in tax this year. In the latest tax year.

QFR, DeVry Inc. - Sharon Thomas Parrott
Submitted 7/15/10

National Center for Educational Statistics. Table A-49-1. Total and per student revenue of public, private not-for-profit, and private for-profit degree-granting postsecondary institutions, by source of funds: Selected academic years, 1999–2000 through 2007–08

	Total 2007–					Revenue per FTE student1
Control of institution and	08 revenue	Percentage distribution of total revenue				(in constant 2008–09 dollars)
source of funds	(in millions)	1999–2000	2003–04	2006–07	2007–08	1999–2000	2003–04	2006–07	2007–08
Public institutions
Total	$273,109	—	100.0	100.0	100.0	—	$27,702	$29,715	$28,432
Operating revenues	151,079	—	58.0	55.4	55.3	—	16,063	16,461	15,728
Tuition and fees2	48,070	—	15.8	16.7	17.6	—	4,388	4,954	5,004
Grants and contracts	42,054	—	19.2	17.3	15.4	—	5,312	5,153	4,378
Federal (excludes FDSL3)	25,523	—	13.0	11.5	9.3	—	3,605	3,406	2,657
State	7,832	—	3.0	2.8	2.9	—	822	842	815
Local	8,699	—	3.2	3.0	3.2	—	885	905	906
Auxiliary enterprises	20,488	—	7.7	7.6	7.5	—	2,121	2,257	2,133
Hospitals	25,183	—	8.8	8.4	9.2	—	2,445	2,498	2,622
Other operating revenues	15,284	—	6.5	5.4	5.6	—	1,797	1,599	1,591
Nonoperating revenues	105,254	—	36.6	38.5	38.5	—	10,137	11,434	10,958
Federal appropriations	1,850	—	0.7	0.7	0.7	—	200	211	193
State appropriations	68,375	—	24.3	23.5	25.0	—	6,727	6,993	7,118
Local appropriations	9,319	—	3.5	3.3	3.4	—	962	976	970
Government grants	12,109	—	1.6	1.6	4.4	—	450	474	1,261
Gifts	6,070	—	1.9	2.1	2.2	—	523	618	632
Investment income	5,279	—	3.2	5.8	1.9	—	894	1,725	550
Other nonoperating revenues	2,251	—	1.4	1.5	0.8	—	381	437	234
Other revenues	16,776	—	5.4	6.1	6.1	—	1,502	1,819	1,746

Private not-for-profit institutions
Total	139,251	100.0	100.0	100.0	100.0	60,242	55,273	64,760	46,511
Tuition and fees	50,736	24.6	28.7	26.0	36.4	14,809	15,856	16,860	16,946
Federal government4	20,205	10.1	13.7	11.1	14.5	6,089	7,550	7,170	6,749
State governments	1,857	0.9	1.1	0.9	1.3	558	599	578	620
Local governments	528	0.5	0.4	0.3	0.4	290	200	191	177
Private gifts, grants, and contracts5	20,992	13.7	11.8	11.1	15.1	8,235	6,526	7,170	7,012
Investment return	6,447	31.3	23.0	30.7	4.6	18,860	12,723	19,852	2,153
Educational activities	4,850	2.4	2.5	2.3	3.5	1,431	1,355	1,458	1,620
Auxiliary enterprises	12,929	6.9	7.7	6.7	9.3	4,154	4,252	4,365	4,318
Hospitals	13,300	6.0	7.2	6.9	9.6	3,600	3,977	4,487	4,442
Other	7,407	3.7	4.0	4.1	5.3	2,217	2,236	2,630	2,474

Private for-profit institutions
Total	16,084	100.0	100.0	100.0	100.0	14,248	16,027	15,579	15,825
Tuition and fees	14,030	86.1	89.5	88.2	87.2	12,267	14,350	13,742	13,804
Federal government	960	4.6	4.4	5.2	6.0	656	709	809	944
State and local governments	68	1.7	0.7	0.5	0.4	237	105	78	67
Private gifts, grants, and contracts	5	#	0.1	#	#	7	13	4	5
Investment return	65	0.4	0.2	0.3	0.4	61	30	54	64
Educational activities	290	1.6	1.5	1.8	1.8	233	248	274	285
Auxiliary enterprises	352	3.6	2.7	2.2	2.2	516	426	348	346
Other	315	1.9	0.9	1.7	2.0	271	146	270	310

QFR, DeVry Inc. - Sharon Thomas Parrott
Submitted 7/15/10

— Not available.
# Rounds to zero.
1 Full-time-equivalent (FTE) enrollment includes full-time students plus the full-time equivalent of the part-time students.
2 Net of allowances and discounts.
3 Federal Direct Student Loans.
4 Includes independent operations.
5 Includes contracts and contributions from affiliated entities.
NOTE: For more information on the Integrated Postsecondary Education Data System (IPEDS), see supplemental note 3.
SOURCE: U.S. Department of Education, National Center for Education Statistics, 1999-2000 through 2007-08 Integrated Postsecondary Education Data System, "Fall Enrollment Survey" (IPEDS-EF:99) and Spring 2001 through Spring 2009.

2.
Some say that the for-profit sector is highly regulated with oversight from the US Department of Education, state licensure agencies and accrediting bodies. Others may disagree, citing that much more needs to be done.

That said, what are your thoughts on how can we better align the goals of each of these agencies so that everyone is demanding the highest quality outcomes for every institution?

Without question, the for-profit or private-sector is highly regulated.  In addition to the named entities, the sector is regulated by other federal and state agencies, including for some, the SEC.  The question is whether the regulation adequately ensures that institutions are effectively delivering a quality product and service that meets the student and taxpayer’s expectations.  This is not a question just for the private -sector, but for all of higher education.  In calling for an increase of 8.2 million college graduates, the President is not just telling us to throw open our doors and add more seats.  He is telling us we need to first offer programs and services that meet the needs of the un-enrolled, and second, do a better job at seeing them through to graduation.

The Triad, consisting of the Department of Education, state licensing entities and accrediting bodies, needs to work effectively and cohesively to enable this expansion while at the same time being able to better measure individual institutional performance towards those goals.  While none of these entities operates in a silo, they each bring different strengths and responsibilities to the table.  They each must be accountable to increasing the level of execution of their own responsibilities.  For example, if it is the state’s role to ensure that institutions are responsive to student consumers, then they need to have a rapid response process that assures complaints are not only resolved for an individual student, but that the institution “learns” from the resolution and will advance its product and services as a result.   The Department currently has the authority to spearhead this effort within its existing enforcement authority.  It also has the authority and resources to gather and report on meaningful qualitative results.

Similarly, the Federal Negotiated Rulemaking process provides a meaningful opportunity for community input and serves as an integral part of engaging not only the Triad but the higher education community at large.   As members of this community, DeVry staff has served as federal trainers, chairmen of Department of Education (USED) taskforces, on the National Academy Foundation student aid research projects, on USED focus groups to simplify student aid and the steering committee of NCES’s National Postsecondary Education Cooperative which promotes better data for better decision making.  We have also participated as members of associations including the American Council of Education, The College Board, and the National Association of Student Financial Aid Administrators.  Most recently DeVry staff served as negotiators in negotiated rulemaking and has provided recommended regulatory language to USED aimed at strengthening student disclosures.  DeVry has and will continue to engage with members of Congress on ways to improve educational opportunity and success for all students.

QFR, DeVry Inc. - Sharon Thomas Parrott
Submitted 7/15/10

3.
Many of you in your testimony mention the “90/10 rule”, the provision that requires proprietary institutions of higher education to have at least 10 percent of the institution’s revenues from sources that are not derived from funds provided through federal financial aid.

Is there a way to more accurately track the percentage of Title IV dollars that schools receive?

Both the U.S. Department of Education and schools can accurately track the receipt of total Title IV dollars.  However, the allocation of those dollars towards an institution’s 90/10 calculation is problematic.  Currently, the Department requires that all Title IV funds be counted first towards revenue.  Many tuition-restricted scholarships, state grants and other 3rd party assistance are excluded from the 90/10 calculation.  Title IV loans are often used to pay for non-institutional charges.  These loans, which most schools discourage use of, must be counted towards the 90% limit even though they were never used to pay institutional charges.  We have three recommendations related to this concern:

1.	Tuition-restricted funding should always count first (prior to Title IV assistance) towards the calculation of the 90/10 rate, and;

2.	Schools should have the flexibility in their awarding policies to restrict borrowing for non-institutional costs.

3.	To provide incentives to institutions to help reduce student debt by providing need-based institutional grants and scholarships. These should be allowed to count toward the 10% requirement.

4.
As you know, the purpose of this hearing is for all of us to get a better sense of how well the for-profit education industry is serving students.  We know that there are good actors as well as bad actors in the for-profit education industry.

For those of us who want to ensure that anyone who has the drive and desire to get a high-quality education is able to do so, how do you suggest we work together to better identify those schools that are getting the job done and those that aren’t?

As I stated in my written testimony “Please make no mistake, when an institution does something wrong and in conflict with the best interests of students, they must be held accountable.  However, I submit that rather than limiting oversight to one sector over another or one ‘actor’ over the ’other’, policymakers consider that there are ‘good acts’ and ‘bad acts’ of which no sector is immune.”

QFR, DeVry Inc. - Sharon Thomas Parrott
Submitted 7/15/10

I have a few suggestions for working together to identify schools in all sectors that are getting the job done and those that are not.

Given the enormity of the task facing our country, educating 8.2 million additional postsecondary graduates by 2020, we must count on every single part of our higher education system to deliver high-quality opportunities to an exponentially diverse and growing student population.

Historically, American colleges and universities have not done the best job educating and graduating at-risk students.  However, given the challenges we face, this has to change.

In measuring how colleges and universities heed this challenge, it is important to compare like institutions based on student profile and risk factors.  There are a myriad of ways to measure like institutions but still hold the whole of higher education accountable for student outcomes.  In fact DeVry is currently working with a few schools at the request of a member of Congress to come up with objective, risk-adjusted performance standards that can be used to measure institutional effectiveness.

I am also familiar with other examples; a notable one is found in the state of Texas.  The Texas Higher Education Coordinating Board (THECB), the state authorizing body for degree-granting institutions, has a robust higher education accountability system that seeks to group like institutions based on a series of qualitative and quantitative measures (Attachment 14).

We are engaged with the Gates Foundation, Lumina Foundation and the Pell institute, along with other institutions of higher education, to determine ways of measuring success based on risk-based factors.  We encourage the Congress to work with the broader community and the Department of Education to address this challenge.

Questions from Senator Lamar Alexander

1.
What types of programs or assistance do you provide to your part time or transfer students to help ensure that they actually graduate or complete their program?  Are there better ways we could track that information so that we can have a better understanding of college completion across all sectors.

DeVry provides high levels of support and service to all our students, whether part-time, transfer or first-time full-time students.  Each of our incoming students is assigned a student success coach who is responsible for facilitating their successful transition into and through the first year of college.  The coach works with his/her students to establish their degree completion plan and assists with course selection.  Throughout the students tenure coaches stay in contact with their students providing proactive advisement and support.  Student attendance is monitored and the coaches act as liaisons with other University departments on their students’ behalf.

QFR, DeVry Inc. - Sharon Thomas Parrott
Submitted 7/15/10

In student finance, as discussed in an earlier question, each student is assigned an advisor who works with him/her setting up a personalized financing plan, including debt counseling and scholarship search options.

Finally, all graduating students are assigned a career services advisor to assist students with career planning and their job search.  Even after a student graduates and begins their job, career services assistance is available as a life-long service to DeVry alumni.

With respect to tracking college completion, currently the Department relies on schools to track transfer rates and does not require tracking of part-time and transfer-in students for reporting graduation rates.  This omits a huge and increasing number of students from performance monitoring.  We believe that the Department has the ability to monitor transferring students as well as continue longitudinal studies on part-time enrollments.  They should be encouraged to do so.   All full-time students should be included in a school’s calculation.

2.
What reporting requirements do you think we should ask of institutions of higher education to report on to the Department of Education and the public to ensure the quality of the school?  What should we be measuring instead of the boxes and boxes we currently gather?

I believe that all schools, regardless of sector, must be held accountable for the quality of their academic outcomes.

A robust regulatory reform package should include:

•	Measure of program completion rate

•	Measure of graduate employment

•	Measure of cohort default rate, adjusted for socio-demographic factors. Thus schools that serve students of lesser means should not be unfairly punished for doing so.

•	Measure of pass rate on standard exams, where they exist (e.g. nursing)

▪	Robust disclosure regimen (Attachment 8)

3.	Could you tell us a little more about how the DeVry University Advantage Academy was created? Does DeVry intend to expand the Advantage Academy beyond Chicago and Columbus, OH?

The DeVry University Advantage Academy (DUAA) was created at the urging of Mayor Richard Daley, who asked his then CEO of the Chicago Public Schools (CPS), Arne Duncan, to work with DeVry to develop an innovative approach to help increase high school graduation rates and college attainment among CPS high school students.   Together, DeVry and CPS developed a dual enrollment program that allowed high school students, beginning in their junior year, to take college courses in addition to their regular classes so that they could graduate with both their high school diploma and an Associate’s degree.  Launched in 2004, it has graduated 4 classes, and the 6th class matriculated in 2009.

QFR, DeVry Inc. - Sharon Thomas Parrott
Submitted 7/15/10

DUAA is geared not toward the super high achieving student, or the students with serious study and attendance issues.  Students at either extreme of the educational spectrum typically get extra resources and attention.  DUAA was created to help the “regular kids,” students who come to school every day and want to learn and be challenged.  And it has been very successful: The Chicago campus has a 92% graduation rate and the Columbus, Ohio, campus, launched in 2006 in partnership with Columbus City Schools, has a 100% graduation rate.

Building off these successes, DeVry will partner with America’s Promise Alliance, the foundation created by General Colin Powell, to expand the DUAA program to another 10 cities over the next 3 years.  America’s Promise is on a 10-year campaign called “Grad Nation” to mobilize our country as never before to reverse the dropout crisis and enable our children to be prepared for success in college, work and life.  DeVry and America’s Promise will work together to identify cities where a DeVry Advantage Academy can help improve high school graduation rates and  work with the local school district in each city to develop a program that meets the needs of local students.

DUAA is an innovative and successful approach that clearly works.  DeVry would be honored to meet with members of the committee to talk more about the program and discuss how the DUAA approach could be applied in their home state school districts.

Questions from Senator Tom A. Coburn, M.D.

1.	Can you please discuss the potential economic impact of the Gainful Employment regulations on the country?

This past spring, Professor Jon Guryan, an economist at the University of Chicago, conducted a comprehensive analysis of the potential impact of the Gainful Employment regulations as they were proposed during negotiated rulemaking (Attachment 15).  His analysis came from data collected from 17 institutions on more than 640,000 students enrolled in more than 10,000 separate programs of study.  He concluded that more than 18% of all programs of study at for-profit institutions would fail to meet the proposed Gainful Employment requirements.  Furthermore, he concluded that more than 33% of all students enrolled in for-profit institutions were enrolled in programs that would be disqualified.  The total estimated impact would be to displace more than 900,000 current students and 360,000 new students each year.  The economic impact on the country would be tremendous. There is no capacity within public schools, and building this capacity would be time-consuming and beyond the ability of strained state budgets. If you conservatively assumed that 40% of the 900,000 currently affected students would have graduated and 70% of these would have entered the workforce with $30,000 a year jobs, the aggregate lost earnings would be $7.6 billion – in the first year alone.

QFR, DeVry Inc. - Sharon Thomas Parrott
Submitted 7/15/10

2.	What actions does your company take when it encounters so-called “bad” actors that ultimately stigmatize this industry?

DeVry is a values-driven organization whose purpose is to empower our students to achieve their educational and career goals.  We have a long history within higher education of working with industry partners to increase our accountability to students and taxpayers.  We are helping to lead an initiative today to develop a Statement of Ethical Principles for our industry.  When we hear about “bad acts” – whether intentional or the result of error or misunderstanding – we use them as teaching opportunities, to maintain our values and controls and to mitigate against these acts within our organization.

3.
The testimony provided by Mr. Steven Eisman, Portfolio Manager of FrontPoint Financial Services Fund, discusses the amount that some for-profit colleges provision for losses on their respective institutional loans, sometimes in excess of 50 percent.  In FY 2008 and FY 2009, how much (and what percentage of loans) did DeVry maintain for losses against its institutional loans?  Please provide your perspective on why companies maintain considerable reserves for losses anticipated on their own loans?

Students incur debt to DeVry Inc. through either a tuition payment plan, which is to be repaid through the course of the term of studies and is similar to those offered by most institutions of higher education, or an institutional loan program which has a repayment period schedule of five years or longer depending on the program, beyond completion of their studies.  The institutional loan program is designed to partially offset the impact of the credit crisis and loss of private loan availability.  The amount of total indebtedness assumed by students through the institutional loan program comprises less than 2% of total DeVry Inc. revenue.  The loss reserve established for the institutional loan program is based on the default experience on remaining tuition payment balances at the time a student withdraws or graduates. The total reserve for bad debt on institutional loans at the end of FY2009 was $6.3 million, representing 35.6% of the total balance owed to DeVry Inc.  Since we had no institutional loan programs in FY2008, we had no reserve for bad debt.  DeVry’s perspective on why we maintain this level of reserve is that we tend to be conservative in our accounting.  Nobody likes surprises, including us, and our reserve reflects that.  It could be that the actual losses we experience are less than this reserve amount.

Since Mr. Eisman’s testimony is cited, I would also like to note that Mr. Eisman is a Wall Street short-seller who has bet billions on seeing shares of publicly-held colleges decline.  He is not merely predicting that will happen, he and other short-sellers have conducted a carefully orchestrated campaign to make it happen.  Just last week we learned that one widely reported issue that was raised with the Secretary of Education was reported to him by someone paid by Wall Street short-sellers.

QFR, DeVry Inc. - Sharon Thomas Parrott
Submitted 7/15/10

4.
In your testimony, you state that DeVry’s net income margin for FY 2009 was 11 percent, and that substantially all of these revenues were retained to re-invest in the future.  You call this your students’ endowment and note that during the last fiscal year DeVry has invested more than $100 million in equipment and facilities, upgraded classrooms, the re-development of curricula, expanded academic offerings and additional staff.  Can you expand on the importance of re-investing in your students?  How does the amount that DeVry re-invests in students compare to the amount of endowment earnings that traditional schools re-invest in their student populations?

Last year’s earnings become the resource for this year’s capital investments.  Our capital investments for FY2010 will be about $140 million.  This represents 85% of our net earnings of $165 million from FY2009.  These investments include increasing our enrollment capacity to meet increased student interest in our programs, such as building two new nursing campuses, one in Chicago and another across the river in Arlington.  It also includes adding new computers across our network of more than 120 campuses to support business and technology programs, purchasing patient simulators that can cost $100,000 each for our nursing and medical programs and implementing new technology systems designed to improve classroom learning and student services.  In addition to funding capital expenditures, we funded more than $16 million in scholarships this past year.  This re-investing in our students is an integral part of our strategic plan.  Investing in academic quality leads to better student outcomes.  When students achieve better outcomes, it creates more interest in our programs.  And this enables us to support further investment into the quality of our academic programs.

Although many universities rely on their endowment (instead of retained earnings) to fund capital investments, the difference in allocating funding is great.  A traditional university’s endowment consists of two components; the original endowment (or gift) received from individual donors and a component that is represented by the investment growth of that original endowment.  CommonFund and National Association of College and University Business Officers (NACUBO) studies (Attachment 16) show that most schools target a spend rate for their endowments of 4.5 – 5.0%, which is typically less than the growth rate of the original endowment.  This difference ensures a stabilization of the endowment to be used for generations in the future.  Unlike an endowment, DeVry does not “lock up” its retained earnings and only use the income from those earnings to generate resources for capital investing and scholarships.  We consistently use a substantial portion of prior year earnings to fund the current year’s initiatives.  But, similar to the stability that an endowment helps ensure for public and non-profit independent colleges, DeVry’s long-term stability is secured with its direct reinvestment into initiatives that support student access and success.

5.
 In your testimony you discuss the amount of counseling and financial literacy training that your students must go through before being allowed to receive loan disbursements.  Would you say your students, consequently, are fully informed of the debt obligations and the contract to which they are entering?

Students are fully informed of the estimated total cost of their program, how tuition charges are calculated each term and the cost of attendance used for financial aid calculations.  Students are also fully informed of the terms and conditions for any loan program from which they may choose to borrow.  Subsequent to the conclusion of the recent negotiated rulemaking, we, in addition to two other schools, proposed a robust disclosure process as an alternative to the Gainful Employment proposal discussed in the rulemaking sessions.  This disclosure would provide specific program-level cost, indebtedness and repayment information that we think should be readily available for every student.  Notwithstanding any rulemaking outcome, we will implement this process during the coming academic year at all of our schools.

QFR, DeVry Inc. - Sharon Thomas Parrott
Submitted 7/15/10

6.
Do community colleges, public and nonprofit colleges and universities face capacity issues that limit their growth, and by consequence, limit opportunity for students – especially the most disadvantaged?

There are capacity issues facing community colleges, public and non-profit (independent) colleges that can limit their growth and, by extension, limit opportunities for disadvantaged students.  Considering that 80% of all college attendees are enrolled in public-sector schools (both community colleges and 4-year schools), capacity issues have a significant impact on educational opportunity.  This capacity issue translates into many of these schools becoming more selective in determining who is enrolled.  As a result, the most impacted are those who have traditionally been left out of higher education and are the ones most in need of college access.

Publicly funded schools continue to face severe budget cuts that result in capping, and sometimes cutting, enrollment; eliminating courses; increasing class sizes; and laying off faculty and administrative staff.   It is well known that the University of California System has proposed cutting 40,000 enrollments (Attachment 11).  Arizona State University recently considered eliminated their Clinical Lab Science bachelor’s degree program (“Closure of clinical lab sciences programs threatens healthcare industry.”  Healthcare Finance News. May 13, 2009, http://www.healthcarefinancenews.com/news/closure-clinical-lab-sciences-programs-threatens-healthcare-industry).  DeVry University Phoenix just opened one.

An example of one capacity issue facing community colleges, public and nonprofit colleges and universities is our nation’s projected nursing shortage.  It is estimated that more than one million new and replacement nurses will be needed by 2020. Yet nearly 99,000 qualified students are turned away each year from U.S. nursing schools due to a lack of capacity.  Thousands of people want to be nurses but can’t because there are not enough seats in nursing schools.

Reductions in administrative staff and resources do affect those that get in the door at traditional schools.  Disadvantaged and non-traditional students often have less experience with higher education.  They may be the first in their family to go to college, or are older students already in the workforce, with children or other dependents.  These non-traditional students typically need much more in the way of support services, such as financial aid counselors, career counselors, admissions advisors, and academic support.  Reductions in these administrative resources further limit opportunities for success for disadvantaged students.

QFR, DeVry Inc. - Sharon Thomas Parrott
Submitted 7/15/10

Many publicly-funded schools have also been slow to adopt some of the innovations that the private sector has developed or embraced.  Online courses were pioneered by the private sector, but many traditional schools have been slow to embrace this technology.  Non-traditional students, many of whom work full time, often find online courses to be the only option flexible enough to allow them to pursue a degree.  Offering classes year-round is also critical to meeting the needs of non-traditional students.  They want to graduate quickly and need a full offering of courses over the summer.

Northern Virginia Community College President Robert Templin sums up the public education response to the current economic challenge in saying, “A significant portion of higher education is hunkered down, trying to wait out the storm.  We've taken the approach that while things will get better, they will never get back to the way they were. We're going to have to find new ways to do our work." (Attachment 17).

QFR, DeVry Inc. - Sharon Thomas Parrott
Submitted 7/15/10